Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Intel Corporation for the registration of its 3.734% Senior Notes due 2047 and to the incorporation by reference therein of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of Intel Corporation, and the effectiveness of internal control over financial reporting of Intel Corporation, included in its Annual Report (Form 10-K) for the year ended December 30, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

April 26, 2018